Nu Skin Enterprises™

FOR IMMEDIATE RELEASE

CONTACTS:
Charlie Allen (Investors)
801-345-6110
Kara Schneck (Media)
801-345-2116

NU SKIN ENTERPRISES FOURTH QUARTER RESULTS
TO EXCEED COMPANY EXPECTATIONS

Company also announces alternative production plans for its
encapsulated nutritional supplements

PROVO, Utah — Jan. 8, 2004 — In connection with upcoming investor presentations, Nu Skin Enterprises, Inc. (NYSE: NUS) today announced that fourth quarter revenue and earnings per share will be higher than previously anticipated. Fourth quarter revenue is expected to be approximately $275 million, pushing 2003 revenue to $986 million. As a result, fourth quarter earnings per share are expected to be $0.30 to $0.31.

        “Solid results from all of our markets contributed to the record level of revenue in the quarter,” said Truman Hunt, president and chief executive officer. “In Japan, our business continues to be stable, with our reported revenue positively impacted by the appreciation of the Japanese yen. In the United States we are seeing continued strength from the Pharmanex division. And our business in Mainland China is robust and growing. In the last few weeks, we opened retail outlets in five additional cities in China. For the quarter, we generated revenue in China of approximately $18 million, up from $11 million of revenue in the third quarter. This brings revenue in China to $39 million for the year, well ahead of our $30 million estimate. As a result of continued success in this dynamic market we now project a doubling of revenue for 2004 to the $80 million range.”

        The company also announced it is executing alternative production plans for Japan and South Korea for certain encapsulated nutritional supplements. The recent identification of bovine spongiform encephalopathy (BSE) or Mad Cow Disease in the United States has prompted some countries to temporarily suspend imports of U.S. bovine products. Japan and South Korea are among the few countries that have suspended importation of nutritional supplements with bovine-based

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Nu Skin Enterprises
Jan. 8, 2004

gelatin capsules, if the product has been produced in the United States. The pharmaceutical-grade gelatin capsules used for the company’s nutritional products pose no health risk to consumers and do not contain raw materials that could potentially be contaminated with BSE. While importation of pharmaceutical products using the same bovine-based gelatin capsules Pharmanex uses has not been suspended by any country, the company is supporting all regulatory processes while governments satisfy themselves of the safety of bovine-sourced gelatin capsules.

        “We believe that this is a short-term issue that we will successfully address,” said Ritch Wood, chief financial officer. “Our production alternatives and existing inventories should help us avoid a material financial impact to our business in 2004.”

        The company is scheduled to release detailed fourth quarter and 2003 financial results, as well as updated 2004 guidance on Thursday, Feb. 5, 2004.

The Company

        Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 30 countries throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology and telecommunications products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) the belief that the company’s revenue is expected to be approximately $275 million for the fourth quarter and approximately $986 million for the 2003 year; (ii) the expectation that fourth quarter earnings per share will be $0.30 to $0.31; (iii) the belief revenue in China for the fourth quarter will be approximately $18 million and that revenue projections for this market for 2004 will be in the $80 million range; (iv) belief that the company will be able to successfully address the BSE issue; and (v) the belief that the BSE issue will be a short-term issue and production alternatives should help the company avoid a material financial impact to the business. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that expenses could be higher than anticipated for the quarter; (b) the projected financial results are based on preliminary numbers and still need to be finalized and audited, which could result in changes from expected results; (c) risks that there could be unanticipated adjustments, write-offs, reserves, or other accounting

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Nu Skin Enterprises
Jan. 8, 2004

entries that could impact anticipated results; (d) risks that there may be delays in obtaining regulatory registration or clearance for products packaged in different capsules or in tablet form, which could negatively impact our ability to restock inventories in a timely manner; (e) risks that there could be technical or quality problems shifting to different types of capsules or tablet form that could delay or inhibit the ability to introduce such products or negatively impact consumer satisfaction; (f) risks that BSE could be found in other countries such as India where the company sources bovine products or additional restrictions could be imposed on bovine-derived products, which would increase the risk that our business could be harmed; (g) risks that there could be a shortages of supplies of alternative sources of gelatin capsules from non-U.S. or alternate sources as other purchasers of U.S. sourced capsules similarly look to find alternative supplies; (h) the risk that our business could be harmed if demand for the company’s products is adversely impacted by consumers becoming unduly concerned about perceived risks associated with bovine derived products, or alternatively, consumers reacting negatively to the company switching from capsules to tablets on some products as part of its contingency plans. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Amendment No. 1 to Registration Statement on Form S-3 filed on December 10, 2003. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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